Exhibit 10.2

April 20, 2010

Bryce Chicoyne

40 Ridge Way

North Andover, MA 01845

Re:	Retention Bonus Letter Agreement

Dear Bryce:

As you know, Salary.com, Inc. (the “Company”) is currently operating under the direction of an Interim Chief Executive Officer (the “Interim CEO”). Among other things, the Interim CEO is overseeing a search for the Company’s regular Chief Executive Officer (the “New CEO”). At this time, the Company believes that your assistance with the search efforts and your service during that transitional period that will follow the New CEO’s commencement of employment (the “New CEO Commencement Date”) is important to the Company and its business goals. To incent you to remain actively employed with the Company at least through the end of this transitional period, the Company is offering you the opportunity to receive a “Retention Bonus” as set forth below. This Letter Agreement is supplemental to and not in lieu of your and the Company’s rights and obligations pursuant to the April 1, 2008 Employment Offer Letter as amended by the December 31, 2008 Amendment to Employment Offer Letter (collectively the “Employment Agreement”). With those understandings, the terms of this Retention Bonus Letter Agreement (the “Letter Agreement”) are as follows:

1.	Retention Bonus Date. For purposes of this Retention Bonus letter agreement (the “Letter Agreement”), the “Retention Bonus Date” shall be the earlier of: (i) the first business day ninety (90) days after the New CEO Commencement Date, (ii) the date of the termination of your employment by the Company without Cause (as defined in your Employment Agreement), or (iii) December 31, 2010. To earn any part of the Retention Bonus you must remain employed with the Company in a full-time capacity through the Retention Bonus Date.

2.	Retention Bonus Amount. If you remain employed with the Company in a full-time capacity through the Retention Bonus Date, you will earn a one time Retention Bonus of $75,000 (SEVENTY FIVE THOUSAND DOLLARS), less applicable deductions and withholdings (“Retention Bonus Amount”). If earned, the Company shall pay the Retention Bonus Amount to you in the first available pay period after the Retention Bonus Date.

3.	Preservation of At-Will Employment and Employment Agreement. Nothing in this Letter Agreement alters the at-will nature of your employment with the Company, meaning either you or the Company can end your employment at any time, with or without Cause and with or without notice, subject to the terms of the Employment Agreement. For the avoidance of doubt, if your employment ends for any reason prior the Retention Bonus Date, you will not be entitled to any part the Retention Bonus Amount.

April 20, 2010

4.	Section 409A. This Letter Agreement is unfunded and the Retention Bonus Amount is subject to a substantial risk of forfeiture and thus are not intended to qualify as deferred compensation for purposes of Section 409A of the Code. Furthermore, the payments of the Retention Bonus Amount is intended to be exempt from the requirements of Section 409A of the Code as a “short-term deferral” as described in Section 409A of the Code, and the provisions regarding such payment shall be interpreted accordingly. To the extent that any provision of the Letter Agreement is ambiguous as Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from or comply with Section 409A of the Code.

5.	Miscellaneous This Letter Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior oral and written agreements and understandings between you and the Company with respect to any related subject matter, provided however, the Employment Agreement remains in full force and effect. This Letter Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts. This Letter Agreement may be amended or modified only by a formal written instrument signed by the you and by a duly authorized representative of the Company. This Letter Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns.

April 20, 2010

We hope that it this arrangement encourages your continued effective commitment to the Company.

Sincerely,

/s/ Paul Daoust
Paul Daoust
Interim Chief Executive Officer
SALARY.COM, INC.

Acknowledged and Agreed:

/s/ Bryce Chicoyne
Bryce Chicoyne
Chief Financial Officer